EXHIBIT 8

[LETTERHEAD OF ORRICK, HERRINGTON & SUTCLIFFE LLP]

June 1, 2001

Caterpillar Financial Services Corporation

2120 West End Avenue
Nashville, Tennessee 37203-0001

Re:	Caterpillar Financial Services Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

      At your request, we have examined the Registration Statement on Form S-3, filed on April 26, 2001 with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $4,000,000,000 aggregate principal amount of Debt Securities of Caterpillar Financial Services Corporation, a Delaware corporation, and the Prospectus and the Prospectus Supplement (the “Prospectus Supplement”), each dated June 1, 2001, in the form to be filed with the Commission pursuant to its Rule 424(b).

      We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

      Based on our examination of the foregoing documents, and consideration of applicable laws, we are of the opinion that the discussion set forth under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement correctly describes certain United States federal income tax consequences of the ownership of the PowerNotesSM described in the Prospectus Supplement as of the date hereof.

      Our opinion is limited to the tax matters specifically covered under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement, and we have not been asked to address, nor have we addressed, any other tax matters.

      We hereby consent to the reference to our name and our opinion under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP ORRICK, HERRINGTON & SUTCLIFFE LLP